Exhibit 10.69


              [RYDER SCOTT COMPANY PETROLEUM ENGINEERS LETTERHEAD]


                                October 8, 1999


ABM AMRO Bank NV
Oil and Gas Group
101 Moorgate
London EC2M 6SB United Kingdom

Attn:  Mr.  Paul Matthews

Shell Capital Services Limited
Shell Centre
London SE1 7NA United Kingdom

Attn:  Mr. Mark Turner

Gentlemen:

     At your request, Ryder Scott Company, L.P. has prepared an update to the reserve estimates we prepared in 1995 for the Karakuduk Field located in The Republic of Kazakhstan. This estimate incorporates additional data that has been developed since our original estimate. It is our opinion that none of this additional data provides a basis for either increasing or decreasing our original estimate. A summary of our reserve estimates are presented in the following tables.

                           Estimated Gross Reserves
                      Attributable to the Karakuduk Field

                                                 Proved
                       Formation                (M bbls)
                 ----------------------    --------------------
                       J1 Lower                        61,786
                          J2                              257
                          J4                              500
                          J5                            1,199
                          J8                            9,198
                          J9                              950
                                                       ------
                      Total                            73,890

                                                Probable
                       Formation                (M bbls)
                 ----------------------    --------------------
                       J1 Lower                        30,893(1)
                       J1 Upper                         2,777
                          J2                            3,606
                          J3                            7,225
                          J4                            4,540
                          J8                            4,599(1)
                                                       ------
                      Total                            53,640

                (1) Pressure Maintenance-Water injection reserves

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Chaparral Resources, Inc.
October 8, 1999
Page 2

Review Procedure
----------------

     The first step was to review our 1995 analysis. At that point, the following additional data was reviewed.

         Production data from well #10, #21 and #101
         Well log data from well #101
         Pressure build-up test and analysis from well #10 and well #101 Production log (spinner survey) from well #10

     The log data from new well #101 was reviewed for both formation tops and pay thickness. This was then compared to the geologic interpretation that was used as a basis for my volumetric calculations. In my opinion, the differences were not significant enough to warrant a revision to the geology at this time. This data plus a review of the other data listed above was not sufficient to warrant a revision, either upward or downward to our prior estimates.

     It should be noted that as of October 1, 1999, the cumulative production from the field is 352.1 thousand barrels.

     The pressure build-up on well #101 shows significant damage and when funds are available, a stimulation treatment should yield a productive increase. Well #21 appears to be damaged but a pressure build-up test cannot be run because of wellhead problems.

Reserve Estimates
-----------------

     The original reserve estimates of January 13, 1995 were based on a volumetric analysis and assignment of recover factors for primary and incremental pressure maintenance reserves and have not changed. A copy of this letter is attached. The data and assumptions utilized in these calculations were contained in that letter.

     The reserves presented herein are estimates only and should not be construed as being exact quantities. Moreover, estimates of reserves may increase of decrease as a result of future operations.

     The proved and probable reserves, which are attributable to the wells and locations reviewed by Ryder Scott, conform to the definitions approved by the Society of Petroleum Engineers and the World Petroleum Congress, except that no economic evaluations have been performed at this time. It is assumed, based on current development activity in Kazakhstan, that economic development of these reserves can be achieved. Our definitions of proved and probable reserves follows.

PROVED RESERVES
---------------

     Proved reserves are those quantities of petroleum which, by analysis of geological and engineering data, can be estimated with reasonable certainty to be commercially recoverable, from a given date forward, from known reservoirs and under current economic conditions, operating methods, and government regulations. Proved reserves can be categorized as developed or undeveloped.

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Chaparral Resources, Inc.
October 8, 1999
Page 3


     If deterministic methods are used, the term reasonable certainty is intended to express a high degree of confidence that the quantities will be recovered. If probabilistic methods are used, there should be at least a 90 percent probability that the quantities actually recovered will equal or exceed the estimate.

     Establishment of current economic conditions should include relevant historical petroleum prices and associated costs and may involve an averaging period that is consistent with the purpose of the reserve estimate, appropriate contract obligations, corporate procedures, and government regulations involved in reporting these reserves.

     In general, reserves are considered proved if the commercial producibility of the reservoir is supported by actual production or formation tests. In this context, the term proved refers to the actual quantities of petroleum reserves and not just the productivity of the well or reservoir. In certain cases, proved reserves may be assigned on the basis of well logs and/or core analysis that indicate the subject reservoir is hydrocarbon bearing and is analogous to reservoirs in the same area that are producing or have demonstrated the ability to produce on formation tests.

     The area of the reservoir considered as proved includes (1) the area delineated by drilling and defined by fluid contacts, if any, and (2) the undrilled portions of the reservoir that can reasonably be judged as commercially productive on the basis of available geological and engineering data. In the absence of data on fluid contacts, the lowest known occurrence of hydrocarbons controls the proved limit unless otherwise indicated by definitive geological, engineering or performance data.

     Reserves may be classified as proved if facilities to process and transport those reserves to market are operational at the time of the estimate or there is a reasonable expectation that such facilities will be installed. Reserves in undeveloped locations may be classified as proved undeveloped provided (1) the locations are direct offsets to wells that have indicated commercial production in the objective formation, (2) it is reasonably certain such locations are within the known proved productive limits of the objective formation, (3) the locations conform to existing well spacing regulations where applicable, and (4) it is reasonably certain the locations will be developed. Reserves from other locations are categorized as proved undeveloped only where interpretations of geological and engineering data from wells indicate with reasonable certainty that the objective formation is laterally continuous and contains commercially recoverable petroleum at locations beyond direct offsets.

     Reserves which are to be produced through the application of established improved recovery methods are included in the proved classification when (1) successful testing by a pilot project or favorable response of an installed program in the same or an analogous reservoir with similar rock and fluid properties provides support for the analysis on which the project was based, and
(2) it is reasonably certain that the project will proceed. Reserves to be recovered by improved recovery methods that have yet to be established through commercially successful applications are included in the proved classification only (1) after a favorable production response from the subject reservoir from either (a) a representative pilot or (b) an installed program where the response provides support for the analysis on which the project is based and (2) it is reasonably certain the project will proceed.

Probable Reserves
-----------------

     Probable reserves are those unproved reserves which analysis of geological and engineering data suggests are more likely than not to be recoverable. In this context, when probabilistic methods are used, there should be at least a 50 percent probability that the quantities actually recovered will equal or exceed the sum of estimated proved plus probable reserves.

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Chaparral Resources, Inc.
October 8, 1999
Page 4


     In general, probable reserves may include (1) reserves anticipated to be proved by normal step-out drilling where sub-surface control is inadequate to classify these reserves as proved, (2) reserves in formations that appear to be productive based on well log characteristics but lack core data or definitive tests and which are not analogous to producing or proved reserves in the area,
(3) incremental reserves attributable to infill drilling that could have been classified as proved if closer statutory spacing had been approved at the time of the estimate, (4) reserves attributable to improved recovery methods that have been established by repeated commercially successful applications when (a) a project or pilot is planned but not in operation and (b) rock, fluid, and reservoir characteristics appear favorable for commercial application, (5) reserves in an area of the formation that appears to be separated from the proved area by faulting and the geologic interpretation indicates the subject area is structurally higher than the proved area, (6) reserves attributable to a future workover, treatment, re-treatment, change of equipment, or other mechanical procedures, where such procedure has not been proved successful in wells which exhibit similar behavior in analogous reservoirs, and (7) incremental reserves in proved reservoirs where an alternative interpretation of performance or volumetric data indicates more reserves than can be classified as proved.

General
-------

     Neither we nor any of our employees have any interest in the subject properties and neither the employment to make this study nor the compensation is contingent on our estimates of reserves for the properties which were reviewed.

     This report was prepared for the exclusive use and sole benefit of ABM AMRO Bank NV, Shell Capital Services Limited and Chaparral Resources, Inc. The data, work papers, and maps used in the preparation of this report are available for examination by authorized parties in our offices. Please contact us if we can be of further service.

                                              Very truly yours,

                                              RYDER SCOTT COMPANY, L.P.

                                              /s/ Larry T. Nelms
                                              ----------------------------------
                                              Larry T. Nelms
                                              Senior Vice President

Cc:  Chaparral Resources, Inc.
LTN:ph